Exhibit 23.1

SEALE & BEERS CPAs

PCAOB & COPAB REGISTERED AUDITORS

www.sealebeers.com

We consent to the use, in the statement on Form S-8 of Oncologix Tech, Inc. of our report dated November 29, 2012 on our audit of the financial statements of Oncologix Tech, Inc. as of August 31, 2012, and the related statements of operations, stockholders’ equity and cash flows for the years ended August 31, 2012 and 2011 and since reentering development on June 1, 2011 through August 31, 2012, and the reference to us under the caption “Experts”

/s/ Seale & Beers CPAs

Seale & Beers CPAs LLC

Las Vegas, Nevada

May 21, 2013